1x Q2 2023 Shareholder Letter 1

One of the most important and diverse growth opportunities for Upwork is in the AI space, and we are are delivering on this opportunity by serving clients with a singular destination for sourcing the full breadth of AI-focused talent they need; premiering new AI-powered features for discovering and matching with expert talent across every category of work; and enabling talent on Upwork to access the most modern generative AI tools to supercharge their productivity and quality of work. Collectively, these steps move our customers closer to unlocking the magic of Upwork to accomplish more than they ever thought possible. We continue to see clients come to Upwork for the professionals and solutions they need to execute on their most ambitious AI initiatives, hiring talent spanning roles from prompt engineers and AI model trainers to researchers, data annotators, and code checkers. Outstanding growth in this category of work continued in the second quarter, as AI was the fastest-growing category on Upwork in the first half of 2023(1). In fact, generative AI job posts on our platform were up more than 1000% while related searches were up more than 1500% when comparing the second quarter of 2023 to the fourth quarter of 2022. Over the past few weeks, we unveiled the first of many generative AI innovations in our ecosystem, which we expect to further accelerate our momentum in this flourishing space. On July 11, we launched a new centralized AI Services hub that connects clients to highly skilled AI-focused talent, features partnerships with leading AI providers, and highlights resources and tools for businesses and talent looking to boost their work with AI. We further advanced this priority through a partnership with OpenAI announced earlier this week, establishing OpenAI Experts on Upwork. In the second quarter of 2023, Upwork made strong progress on delivering innovative solutions for our customers and driving durable, profitable growth. We achieved better-than-expected results across our financial goals, while making significant strides in generative AI and growth across our business. This resulted in second-quarter 2023 revenue of $168.6 million, up 7% from a year ago, and Gross Services Volume (GSV) that again exceeded $1 billion for the quarter. We recorded GAAP net loss of $(4.0) million and adjusted EBITDA of $14.4 million this quarter, compared to GAAP net loss of $(23.8) million and adjusted EBITDA loss of $(1.9) million in the second quarter of 2022. These strong results are largely the outcome of the cost savings actions we took earlier in the second quarter, along with additional cost savings measures taken throughout the quarter, which we expect to yield incremental benefits over the remainder of 2023. With the momentum that we have built, we are raising our adjusted EBITDA guidance for 2023 to $50 million to $55 million. In the beginning of the second quarter, we moved quickly to adapt to the macroeconomic environment by reducing costs, primarily in brand marketing and through reductions to our workforce. Throughout the quarter, we identified and implemented supplemental cost-saving measures including an additional reduction of brand marketing investments, deprioritization of lower return on investment (ROI) vendor expenses and consulting projects, and reassessment of hiring plans to focus on our most important strategic initiatives. We expect to continue to identify new areas of efficiency within our organization, and at the same time, continue to invest prudently in the focused areas of growth that we see across the business. Dear Shareholders 2 (1) Compared to the second half of 2022, as measured by the total number of professionals hired.

3 Career Innovator: Arun Godwin Patel “The thing I find most fulfilling about helping customers with AI is helping them bring a vision to life from start to finish,” said Arun Godwin Patel, an MIT-educated data scientist and machine learning engineer. Based in London, Godwin Patel holds a Master’s degree in AI and has deep experience with a variety of AI and machine learning frameworks and languages. When he was young, Godwin Patel says it was his creativity that first drew him to wanting to work in this field. “I always loved building things,” Godwin Patel said. He realized he wanted to specialize in AI while he was working at SAP, a multinational software company, about nine years ago. Since then, he’s been using AI, data science, and machine learning to help companies solve business problems. In 2019, he left the corporate world to freelance. “I love working on Upwork,” Godwin Patel said. “I originally turned to the platform to expand upon my client base and since then it has snowballed. Today, I pick and choose who I work with and when I work, which gives me complete control over both my day-to-day as well as my career.” “My top tip for clients looking to hire freelancers for AI is to provide them with a deep overview of both the data you have as well as the business challenge you are trying to solve,” Godwin Patel said. Read more about Godwin Patel’s work, how he upskills, and his advice for those wanting to leverage AI here. This program provides OpenAI customers and other businesses access to highly skilled, pre-vetted independent professionals deeply experienced with the OpenAI platform so they can bring the power of OpenAI technologies to their products, solutions, and projects, just as Upwork has. OpenAI is leveraging talent from the Upwork marketplace to support its own innovation and growth, and quickly saw value in helping its customers connect to talent on Upwork, leading to the new partnership. In the second quarter, we implemented changes to our sales team and strategy, generating improved productivity and increased revenue, while reducing staffing and expenses. We grew our Enterprise customer base, adding notable new Enterprise Clients like Mastercard, R.R. Donnelley (RRD), and Las Vegas Sands during the quarter, and Enterprise Revenue grew 16% year-over-year. We have continued strong conviction in the long-term opportunity and our ability to execute on our Enterprise strategy, and took a significant step in driving that strategy forward with the appointment of Zoë Diamadi as our new general manager of Enterprise in the second quarter. Zoë brings a wealth of experience in building businesses and go-to-market strategies, and we are thrilled to gain her leadership of this important growth vector for Upwork. We are pleased with the rapid progress we have made against our priorities of driving durable, profitable growth; innovating to make Upwork the preeminent destination for AI-related talent and work; and driving growth within our Enterprise business during a time of change. Our confidence in the long-term growth opportunity for Upwork is unwavering. We are proud of the advancements we made in the second quarter and our stellar team members who executed them, and we are excited about the future. Our continued focus as a management team is on innovation, cost discipline, and identifying the highest ROI investments to generate profitable growth and shareholder value.

Q2’23 Business Highlights



Given the large and diverse opportunities for our business in AI, we are devoting the majority of this quarter’s Business Highlights to the progress we have made in establishing ourselves as the preeminent destination for AI-related talent and work.

Making Upwork the Preeminent Destination for AI-Related Talent and Work

Driven by the continued significant growth in demand for AI-focused talent, tools, and technology on our platform, much of our focus in the second quarter was on innovation in the AI space. We delivered on this by giving clients a singular destination for sourcing the AI professionals they need, premiering new AI-powered features for discovering and matching with expert talent across every category of work, and enabling talent on Upwork to access the most modern generative AI tools to fuel their productivity and work quality. This body of work was headlined by the launch of our new AI Services hub, an interactive experience that helps connect organizations with some of the most skilled independent professionals in AI fields from across the globe.


upwork
My Dashboard
Let AI experts show you the way
4.8/5
20K+ contracts
250+ skills
AI Developers
Data Scientists
Machine Learning Engineers
Data Annotators
Prompt Engineers
AI Researchers

Detailed look at the AI experts page, one component of the AI Services hub

Career Innovator: Greg Schwartz

After working as a senior user experience designer, full-stack engineer, and user researcher for about 13 years, in early 2023, Greg Schwartz saw an opportunity to pivot his skills to help customers with AI.

Schwartz holds an MS in human computer interaction from Stanford and a BS in information & computer science from the University of California, Irvine. Rather than creating a new Upwork profile, Schwartz used the specialized profile feature to separate his AI and prompt engineering offerings from his user experience work. He also offers chatbot development and IT consultation services through Project Catalog™. Today, 98% of his work on Upwork is in AI and prompt engineering.

“I'm finding it really helpful to have a stream of people reaching out to me on Upwork as well as available projects for which I can submit proposals,” Schwartz said. “I receive some interest in my services through my prompt engineering podcast and peer-to-peer mentoring groups, but I’d say that’s probably only about one-tenth of my AI and prompt engineering work, with the rest coming from Upwork.” Read more about Schwartz’s pivot to prompt engineering here.

As the world’s destination for expert AI-focused talent, this week we announced a groundbreaking partnership with OpenAI, called OpenAI Experts on Upwork. Upwork and OpenAI co-designed the program to feature talent adept at working with the OpenAI API platform and to draw from the 250 unique AI skills available on Upwork, like GPT-4, Whisper, and AI model integration. The program leverages Upwork's talent managers to pre-vet and curate talent with AI expertise and experience with the OpenAI platform. Clients can engage with OpenAI Experts on Upwork via 1:1 consultations or project-based contracts. The partnership builds on the recent launch of several new beta features powered by OpenAI technologies that help customers get work done faster and more effectively on Upwork. The AI-powered features make it easier than ever to get started on the platform and include a job post generator designed to help clients create fully customizable job post drafts in seconds, an enhanced Upwork chat experience that helps businesses new to Upwork navigate the platform, learn how to hire, and jumpstart their talent search, and proposal tips that help talent create more professional job proposals in an instant so they can more easily make their skills and experience shine to win more work. During the initial testing phase, we observed these features enhancing our customers’ experience and success, including cutting job post time almost in half for clients that use the new job post generator. As part of our strategy to enable professionals on Upwork to be the most productive, AI-empowered talent in the world, we launched a partnership with Jasper, a leading generative AI content generation platform. We are offering professionals on our Talent Marketplace differentiated access to tools, offers, and insights related to technologies that amplify their work, and the Jasper partnership spurred impressive interest in its first few weeks of availability. Talent on Upwork can now claim an exclusive offer for a 30-day free trial to Jasper, providing access to an array of powerful generative AI tools that assist with copywriting, marketing, and image creation and enabling them to increase productivity and creativity, communicate with clients more effectively, and elevate the quality of their work. 5 Career Innovator: Marcus Grimm “I was let go from my job in July 2020, when the agency I was working for downsized during the early months of the pandemic. It was the first time that I had ever lost a job. Our youngest was going into his last year of college—one of our last years of super big expenses. I was a middle-aged person, mid-career. I wasn’t sure what I was going to do,” said Marcus Grimm, marketing automation & strategy expert. A friend recommended that Grimm establish a profile on Upwork. It took a few weeks, but he quickly started building relationships on the platform and soon had enough work that he longer had to apply for jobs—they started coming to him. “After I'd done a few jobs, I told my wife that I didn't think I needed to search for traditional jobs anymore. I felt that freelancing was a better lifestyle. Fast-forward to today, and the crazy thing is that this year I will earn much more than I’ve ever made in my life in a year. The stability has given us the ability to purchase a second home, where we can spend as much time as we want. I love the life freelancing has afforded us. I haven’t lost one minute of sleep since I lost my job because there are just so many opportunities for me on Upwork. I just have to make sure I don’t fill my calendar with too much work!” Career Innovator: Guy Pistone After a successful 10-year career building and launching consumer software products (with two products acquired), Guy Pistone started Valere Labs—a team of highly talented software engineers, machine learning engineers, digital strategists, designers, and quality assurance professionals. He and his team build custom AI and machine learning (ML) solutions from scratch that are capable of autonomously analyzing complex data, identifying trends and patterns, forecasting outcomes, and finding solutions to operational problems. “I like to build meaningful things that scale,” Pistone said. “I aim to have 50 percent of our projects focused ex lusively on solving real-world problems.” His advice for clients who want to lever ge AI to a hieve their most pressing goals? Hire an ML developer to deep dive on the opportunities within your business and externally. “There’s always going to be a need for highly skilled software developers and project managers, because clients aren’t always sure what they need,” he said. Read more of Pistone’s advice for clients and learn how Valere Labs is leveraging AI for impact here.

Upwork in the Spotlight During the second quarter and into the early third quarter, the marketing team launched our new AI campaign “Work, Smarter,” educating the market on the first set of generative AI innovations in our ecosystem and highlighting our progress in making Upwork the preeminent destination for AI-related talent and work. This campaign includes both digital takeovers and full-page print ad features in The Wall Street Journal and The New York Times, along with a print ad feature in Bloomberg Businessweek, as well as a multitude of content and resources available on our new AI Services hub that help clients and talent approach generative AI and integrate it into their critical work. We have continued to see strong progress in driving unaided awareness growth through our marketing strategies. From September 2022 through June 2023, unaided awareness among all business decision-makers has increased nearly 90%. With business decision-makers among the large business segment (1,000 employees or more), we have seen unaided awareness grow nearly 250% over that same timeframe. In addition, we continue to invest in performance marketing as a growth lever to bring new customers into the business. We saw record effectiveness and efficiency with our performance marketing dollars in the second quarter, including a 28% year-over-year improvement in cost per client registration. We will continue to focus our marketing efforts and investments on efficient growth in the quarters ahead, building on the momentum of our “Work, Smarter” AI campaign through cost-effective performance marketing and direct response channels. 6 Workplace Innovator: Bee Line Transport “A few years ago, I made the decision to take our company from a paper-based system to a full-blown, tech-enabled business,” said Ryan McCrae, general manager of Bee Line Transport Inc., a transportation company based in Oregon. McCrae’s father had started the business and asked him to take over just two years before his passing. “I felt a responsibility to make our company what I knew it could be. I started looking on Upwork, talked to a few developers, and eventually landed with Valere Labs. From flow charts and specifications of exactly what we wanted to the finished project, Valere was amazing.” By leveraging machine learning and AI, Valere helped McCrae facilitate a digital transformation of his transportation business. Now, drivers log into Bee Line’s iOS app with their thumbprint; keep track of receipts from car washes, tolls, and more; and have instant access to all of the information they need to embark on their next job at their fingertips, wherever they are. “This has helped us retain employees and, in turn, improve our customer service,” McCrae said. The app uses computer vision to scan a label applied to every vehicle, which feeds into a full database that provides McCrae and his team with a real-time view of every detail of their business. “We used to work with stacks of worksheets and tally them up, one by one,” McCrae said. “With a small crew, time is money. You have to be efficient. If you are duplicating work, you’re wasting time. With our new web-based system, we are much more efficient, and everything moves smoothly. There is no way we could have done this without Upwork.”

Progress on Our Enterprise Strategy In the second quarter, our Land team added 19 new Enterprise Clients, delivering an increase in sales rep productivity of 13% quarter-over-quarter and executing gracefully while navigating the headcount reductions we announced in May. We recorded our highest month ever for Enterprise Revenue in June 2023—the first full month with this newly organized team—as second-quarter Enterprise Revenue increased 16% year-over-year to $14.3 million. This substantial growth was catalyzed by spend from new Enterprise Clients as well as existing Enterprise Clients shifting spend to Enterprise offerings that have a higher take rate. 7 Workplace Innovator: Athes.io “Having Valere as a software partner plays a crucial role in the success of my business,” said Joshua Crandall, founder of Athes.io, the first and most intelligent youth sports trainer designed to revolutionize athletic journeys. “I selected Valere based on their outstanding reputation, as evidenced by positive reviews, high ratings, and their impressive revenue generation of nearly a million dollars on the Upwork platform.” “I approached Valere with a highly ambitious concept in the youth sports domain. Working closely with them has allowed me to refine and optimize the platform to effectively engage the youth sports market. Leveraging advanced technologies such as AI, we are able to offer an unprecedented experience. Now the new technology we are working on is still in the testing phase, however we are getting exceptional feedback, and I am eagerly anticipating its launch,” Crandall said. “Valere exhibits a high level of professionalism, organization, creativity, and expertise surpassing that of other developers I have previously collaborated with. This partnership and business relationship will serve as a significant differentiating factor for my enterprise.”

Gross Services Volume (GSV) GSV increased 3% quarter-over-quarter and was down slightly by approximately (1)% year-over-year. The year-over-year decline was primarily driven by the lapping of strong growth in the previous two years, as well as client marketplace pricing changes implemented in April 2022. Active Clients Active Clients increased 2% year-over-year as of June 30, 2023 to approximately 822,000. Active Client growth was driven by relatively flat new client acquisition, offset by a year-over-year increase in retained clients. GSV per Active Client GSV per Active Client increased 2% year-over-year to $4,987 as of June 30, 2023. We continue to see higher average spend growth from retained clients when compared to growth in spend from more newly acquired clients. Q2’23 Financial Results

Take Rate Total take rate in the second quarter of 2023 was 16.3%, up from 16.0% in the previous quarter and from 15.0% in the second quarter of 2022. Marketplace take rate for the second quarter of 2023 was 15.3%, up from 14.9% in the previous quarter and from 14.0% in the second quarter of 2022. The increase was largely due to the simplification of our freelancer pricing structure implemented in May 2023, as well as other Connects monetization strategies implemented in the marketplace. Revenue Revenue grew 7% year-over-year to $168.6 million in the second quarter of 2023. Marketplace revenue for the second quarter of 2023 was $156.6 million, reflecting a year-over-year increase of 9%. In the second quarter of 2023, total revenue growth was primarily driven by client fee changes related to the shift to our Client Marketplace offering in April 2022, as well as other monetization efforts implemented on our platform. Managed services revenue declined (5)% year-over-year in the second quarter to $12.0 million. The decrease in managed services revenue for the past two quarters was due to reduction in average spend by our managed services clients. 9

10 Enterprise Revenue Enterprise Revenue grew 16% year-over-year to $14.3 million in the second quarter of 2023. Enterprise Revenue growth was due to both the growth of our Enterprise client base and existing Enterprise Clients shifting spend to enterprise offerings that have a higher take rate. New Enterprise Clients We signed 19 new Enterprise Clients in the second quarter of 2023.

Gross Profit and Margin GAAP gross profit was $127.7 million for the second quarter of 2023, or 76% of revenue, compared with 74% of revenue in the prior year period. Non-GAAP gross profit was $128.2 million, or 76% of revenue, in the second quarter of 2023, compared with 74% in the second quarter of 2022. The increase in gross margin is primarily due to pricing changes and other platform monetization strategies we have implemented over the past 12 months. OPEX GAAP operating expenses for the second quarter of 2023 were $133.8 million, representing 79% of revenue, compared to 89% in the prior year period, with R&D expense increasing 21% year-over-year, while sales and marketing, G&A, and provision for transaction losses were all down significantly year-over-year. Non-GAAP operating expenses for the second quarter of 2023 were $115.7 million, representing 69% of revenue, compared to 77% in the prior year period, with R&D expense increasing 24% year-over-year, while sales and marketing, G&A, and provision for transaction losses were all down significantly year-over-year. The strong improvements in operating costs were the result of aggressive management action to focus on efficiency and profitable growth. We will continue to identify ways to improve efficiency while investing in new innovations to grow our business. 11

Net Income (Loss) GAAP net loss was $(4.0) million in the second quarter of 2023 compared to GAAP net loss of $(23.8) million in the second quarter of 2022. GAAP net loss per basic and diluted share was $(0.03) in the second quarter of 2023 as compared to GAAP net loss per basic and diluted share of $(0.18) in the second quarter of 2022. Non-GAAP net income was $13.5 million in the second quarter of 2023 compared to non-GAAP net loss of $(4.7) million in the second quarter of 2022. Our non-GAAP net income per basic and diluted share was $0.10 in the second quarter of 2023 as compared to non-GAAP net loss per basic and diluted share of $(0.04) in the second quarter of 2022. Adjusted EBITDA and Adjusted EBITDA Margin Adjusted EBITDA was $14.4 million in the second quarter of 2023, compared to $(1.9) million in the second quarter of 2022. Adjusted EBITDA margin was 9% in the second quarter of 2023, compared to adjusted EBITDA margin of (1)% in the second quarter of 2022. Second-quarter 2023 adjusted EBITDA includes approximately $2.5 million of non-recurring severance-related costs. Our strong Adjusted EBITDA results are due to the rapid execution of our strategy to focus on durable, profitable growth. Cash Flow and Balance Sheet Cash, cash equivalents, and marketable securities were approximately $516.7 million at the end of the second quarter of 2023. 12

Guidance Based on the current trends in our business, we are guiding third-quarter 2023 revenue to be between $165 million and $170 million, which is a 6% year-over-year increase at the midpoint, and raising our full-year 2023 revenue guidance to between $665 million and $675 million, which is 8% year-over-year growth at the midpoint. We expect third-quarter adjusted EBITDA to be between $14 million and $17 million, which represents an adjusted EBITDA margin of 8.5% to 10.0%. We are increasing full-year 2023 adjusted EBITDA guidance to between $50 million and $55 million, which represents an adjusted EBITDA margin of 7.5% to 8.1%, as we remain committed to focusing on profitable growth and increasing margins in 2023. We also expect to generate positive free cash flow going forward. We expect third-quarter 2023 non-GAAP diluted EPS to be between $0.09 and $0.11 and diluted weighted-average shares outstanding in the range of 142 million to 144 million. For full-year 2023, we now expect non-GAAP diluted EPS to be between $0.36 and $0.39 and diluted weighted-average shares outstanding in the range of 136 million to 140 million. We expect stock-based compensation expense to average less than $20 million per quarter for 2023. We have not reconciled our adjusted EBITDA guidance to GAAP net income (loss), adjusted EBITDA margin guidance to GAAP net income (loss) margin, or non-GAAP diluted EPS to GAAP diluted EPS because certain items that impact GAAP net income (loss), GAAP net income (loss) margin, and GAAP diluted EPS are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2023 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA to GAAP net income (loss), adjusted EBITDA margin to GAAP net income (loss) margin, and non-GAAP diluted EPS to GAAP diluted EPS is not available without unreasonable effort. 13 Q3 2023 Guidance FY 2023 Guidance Revenue $165 million - $170 million $665 million - $675 million Adjusted EBITDA $14.0 million - $17.0 million $50.0 million - $55.0 million Diluted weighted-average shares outstanding 142.0 million - 144.0 million 136.0 million - 140.0 million Non-GAAP diluted EPS $0.09 - $0.11 $0.36 - $0.39

Upwork will host a conference call today, August 2, 2023, at 2 p.m. Pacific Time/5 p.m. Eastern Time to discuss the company’s second-quarter 2023 financial results. An audio webcast archive will be available following the live event for approximately one year at investors.upwork.com. We use our Investor Relations website (investors.upwork.com), our blog (upwork.com/blog), our Twitter handle (twitter.com/Upwork), Hayden Brown’s Twitter handle (twitter.com/hydnbrwn) and LinkedIn profile (linkedin.com/in/haydenlbrown) and Erica Gessert’s LinkedIn profile (linkedin.com/in/erica-gessert) as means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this shareholder letter or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only. Q2 2023 Conference Call and Webcast Thank you, Hayden Brown President & CEO Erica Gessert Chief Financial Officer

15 UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (Unaudited) Three Months Ended June 30, Six Months Ended June 30, 2023 2022 2023 2022 Revenue Marketplace $ 156,631 $ 144,325 $ 304,719 $ 273,750 Managed services 11,980 12,573 24,750 24,485 Total revenue 168,611 156,898 329,469 298,235 Cost of revenue 40,882 40,857 81,309 78,773 Gross profit 127,729 116,041 248,160 219,462 Operating expenses Research and development 43,246 35,830 87,727 73,991 Sales and marketing 59,069 63,283 124,069 120,925 General and administrative 28,983 33,324 58,270 62,465 Provision for transaction losses 2,547 6,652 9,248 8,781 Total operating expenses 133,845 139,089 279,314 266,162 Loss from operations (6,116) (23,048) (31,154) (46,700) Interest expense 713 1,120 1,814 2,245 Other income, net (4,695) (375) (48,796) (443) Income (loss) before income taxes (2,134) (23,793) 15,828 (48,502) Income tax provision (1,857) (27) (2,652) (56) Net income (loss) $ (3,991) $ (23,820) $ 13,176 $ (48,558) Net income (loss) per share: Basic $ (0.03) $ (0.18) $ 0.10 $ (0.37) Diluted $ (0.03) $ (0.18) $ (0.18) $ (0.37) Weighted-average shares used to compute net income (loss) per share Basic 134,142 130,061 133,492 129,707 Diluted 134,142 130,061 135,049 129,707

16 UPWORK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited) June 30, 2023 December 31, 2022 ASSETS Current assets Cash and cash equivalents $ 154,106 $ 129,384 Marketable securities 362,561 557,230 Funds held in escrow, including funds in transit 177,655 161,457 Trade and client receivables, net 66,309 64,888 Prepaid expenses and other current assets 19,396 17,947 Total current assets 780,027 930,906 Property and equipment, net 24,867 22,063 Goodwill 118,219 118,219 Operating lease asset 5,992 7,603 Other assets, noncurrent 1,467 1,454 Total assets $ 930,572 $ 1,080,245 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 4,178 $ 7,549 Escrow funds payable 177,655 161,457 Accrued expenses and other current liabilities 48,817 53,611 Deferred revenue 24,079 25,075 Total current liabilities 254,729 247,692 Debt, noncurrent 355,166 564,261 Operating lease liability, noncurrent 8,219 11,177 Other liabilities, noncurrent 5,535 8,236 Total liabilities 623,649 831,366 Stockholders’ equity Common stock 13 13 Additional paid-in capital 635,548 592,900 Accumulated other comprehensive loss (865) (3,085) Accumulated deficit (327,773) (340,949) Total stockholders’ equity 306,923 248,879 Total liabilities and stockholders’ equity $ 930,572 $ 1,080,245

UPWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:				
Net income (loss)	$ (3,991)	$ (23,820)	$ 13,176	$ (48,558)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:				
Provision for transaction losses	1,730	6,391	5,442	8,310
Depreciation	1,854	2,016	3,878	4,025
Amortization of debt issuance costs	461	741	1,177	1,481
Amortization of premium (accretion of discount) of purchases of marketable securities, net	(2,667)	263	(6,154)	800
Amortization of operating lease asset	811	767	1,611	1,518
Tides Foundation common stock warrant expense	187	187	375	375
Stock-based compensation expense	18,437	18,980	38,337	35,715
Gain on early extinguishment of debt	—	—	(38,945)	—
Changes in operating assets and liabilities:				
Trade and client receivables	(8,947)	(13,851)	(6,957)	(10,861)
Prepaid expenses and other assets	(104)	188	(1,464)	(1,206)
Operating lease liability	(1,447)	(1,322)	(2,866)	(2,614)
Accounts payable	9	(870)	(3,371)	280
Accrued expenses and other liabilities	1,714	9,269	(5,141)	(3,465)
Deferred revenue	(3,738)	615	(3,490)	2,278
Net cash provided by (used in) operating activities	4,309	(446)	(4,392)	(11,922)
CASH FLOWS FROM INVESTING ACTIVITIES:				
Purchases of marketable securities	(97,991)	(71,099)	(254,119)	(231,350)
Proceeds from maturities of marketable securities	139,994	84,973	307,410	191,607
Proceeds from sale of marketable securities	6,150	—	149,859	—
Purchases of property and equipment	23	(409)	(135)	(602)
Internal-use software and platform development costs	(3,369)	(1,591)	(6,072)	(2,824)
Net cash provided by (used in) investing activities	44,807	11,874	196,943	(43,169)
CASH FLOWS FROM FINANCING ACTIVITIES:				
Changes in escrow funds payable	(1,766)	(7,934)	16,197	27,632
Proceeds from exercises of stock options	177	556	935	1,044
Proceeds from employee stock purchase plan	2,564	2,462	2,564	2,462
Net cash paid for early extinguishment of debt	(575)	—	(171,327)	—
Net cash provided by (used in) financing activities	400	(4,916)	(151,631)	31,138
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	49,516	6,512	40,920	(23,953)
Cash, cash equivalents, and restricted cash—beginning of period	286,635	321,593	295,231	352,058
Cash, cash equivalents, and restricted cash—end of period	$ 336,151	$ 328,105	$ 336,151	$ 328,105

17

The following table reconciles cash, cash equivalents, and restricted cash as reported in the condensed consolidated balance sheets to the total of the same amounts shown in the condensed consolidated statements of cash flows as of the following (in thousands): 18 June 30, 2023 December 31, 2022 Cash and cash equivalents $ 154,106 $ 129,384 Restricted cash 4,390 4,390 Funds held in escrow, including funds in transit 177,655 161,457 Total cash, cash equivalents, and restricted cash as shown in the condensed consolidated statement of cash flows $ 336,151 $ 295,231

19 UPWORK INC. COST OF REVENUE AND GROSS MARGIN (In thousands, except percentages) (Unaudited) Three Months Ended June 30, Six Months Ended June 30, 2023 2022 Change 2023 2022 Change Cost of revenue $ 40,882 $ 40,857 $ 25 —% $ 81,309 $ 78,773 $ 2,536 3% Components of cost of revenue: Cost of talent services to deliver managed services 9,140 9,271 (131) (1)% 18,673 18,231 442 2% Other components of cost of revenue 31,742 31,586 156 —% 62,636 60,542 2,094 3% Total gross margin 76% 74% 75% 74%

20 UPWORK INC. RECONCILIATION OF GAAP TO NON-GAAP RESULTS (In thousands, except for percentages and share data) (Unaudited) Three Months Ended June 30, Six Months Ended June 30, 2023 2022 2023 2022 Net Income (loss) $ (3,991) $ (23,820) $ 13,176 $ (48,558) Add back (deduct): Stock-based compensation expense 18,437 18,980 38,337 35,715 Depreciation 1,854 2,016 3,878 4,025 Interest expense 713 1,120 1,814 2,245 Other income, net (1) (4,695) (375) (48,796) (443) Income tax provision 1,857 27 2,652 56 Other (2)(3) 187 187 375 4,662 Adjusted EBITDA $ 14,362 $ (1,865) $ 11,436 $ (2,298) Profit margin (2)% (15)% 4% (16)% Adjusted EBITDA margin 9% (1)% 3% (1)% Cost of revenue, GAAP $ 40,882 $ 40,857 $ 81,309 $ 78,773 Stock-based compensation expense (490) (347) (910) (586) Other (3) — — — (89) Cost of revenue, Non-GAAP 40,392 40,510 80,399 78,098 As a percentage of total revenue, GAAP 24% 26% 25% 26% As a percentage of total revenue, Non-GAAP 24% 26% 24% 26% Gross profit, GAAP $ 127,729 $ 116,041 $ 248,160 $ 219,462 Stock-based compensation expense 490 347 910 586 Other (3) — — — 89 Gross profit, Non-GAAP 128,219 116,388 249,070 220,137 Gross margin, GAAP 76% 74% 75% 74% Gross margin, Non-GAAP 76% 74% 76% 74% Research and development, GAAP $ 43,246 $ 35,830 $ 87,727 $ 73,991 Stock-based compensation expense (6,903) (6,565) (14,532) (12,180) Other (3) — — — (2,653) Research and development, Non-GAAP 36,343 29,265 73,195 59,158 As a percentage of total revenue, GAAP 26% 23% 27% 25% As a percentage of total revenue, Non-GAAP 22% 19% 22% 20% Sales and marketing, GAAP $ 59,069 $ 63,283 $ 124,069 $ 120,925 Stock-based compensation expense (2,998) (2,663) (6,566) (4,928) Other (3) — — — (260)

Sales and marketing, Non-GAAP		56,071		60,620		117,503		115,737
As a percentage of total revenue, GAAP		*35%*		*40%*		*38%*		*41%*
As a percentage of total revenue, Non-GAAP		*33%*		*39%*		*36%*		*39%*
General and administrative, GAAP	$	28,983	$	33,324	$	58,270	$	62,465
Stock-based compensation expense		(8,046)		(9,405)		(16,329)		(18,021)
Other [2][3]		(187)		(187)		(375)		(1,660)
General and administrative, Non-GAAP		20,750		23,732		41,566		42,784
As a percentage of total revenue, GAAP		*17%*		*21%*		*18%*		*21%*
As a percentage of total revenue, Non-GAAP		*12%*		*15%*		*13%*		*14%*
Total operating expenses, GAAP	$	133,845	$	139,089	$	279,314	$	266,162
Stock-based compensation expense		(17,947)		(18,633)		(37,427)		(35,129)
Other [2][3]		(187)		(187)		(375)		(4,573)
Total operating expenses, Non-GAAP		115,711		120,269		241,512		226,460
As a percentage of total revenue, GAAP		*79%*		*89%*		*85%*		*89%*
As a percentage of total revenue, Non-GAAP		*69%*		*77%*		*73%*		*76%*
Loss from operations, GAAP	$	(6,116)	$	(23,048)	$	(31,154)	$	(46,700)
Stock-based compensation expense		18,437		18,980		38,337		35,715
Other [2][3]		187		187		375		4,662
Income (loss) from operations, Non-GAAP		12,508		(3,881)		7,558		(6,323)
Net income (loss), GAAP	$	(3,991)	$	(23,820)	$	13,176	$	(48,558)
Stock-based compensation expense		18,437		18,980		38,337		35,715
Gain on early extinguishment of debt [1]		—		—		(38,945)		—
Tax effect of non-GAAP adjustments		(1,111)		—		(155)		—
Other [2][3]		187		187		375		4,662
Net income (loss), Non-GAAP		13,522		(4,653)		12,788		(8,181)
Weighted-average shares outstanding used in computing earnings (loss) per share, GAAP								
Basic (in millions)		134.1		130.1		133.5		129.7
Diluted (in millions)		134.1		130.1		135.0		129.7
Basic net income (loss) per share, GAAP	$	(0.03)	$	(0.18)	$	0.10	$	(0.37)
Diluted net loss per share, GAAP	$	(0.03)	$	(0.18)	$	(0.18)	$	(0.37)
Weighted-average shares outstanding used in computing earnings (loss) per share, Non-GAAP								
Basic (in millions)		134.1		130.1		133.5		129.7
Diluted (in millions)		135.7		130.1		136.8		129.7
Basic net income (loss) per share, Non-GAAP	$	0.10	$	(0.04)	$	0.10	$	(0.06)
Diluted net income (loss) per share, Non-GAAP	$	0.10	$	(0.04)	$	0.09	$	(0.06)

[1] During the six months ended June 30, 2023, we recognized a gain on the early extinguishment of debt of $38.9 million, which is included in other income, net.

[2] During each of the three and six months ended June 30, 2023 and 2022, we incurred $0.2 million and $0.4 million, respectively, of expense related to our Tides Foundation warrant.

[3] During the six months ended June 30, 2022, in response to Russia's invasion of Ukraine, we incurred certain incremental expenses associated with our humanitarian response efforts. These expenses are not representative of our ongoing operations, and, as a result, we excluded these costs from adjusted EBITDA for the six months ended June 30, 2022. These expenses consisted of (i) $1.4 million of special one-time bonuses to our team members in the region impacted by Russia's invasion of Ukraine, (ii) $1.5 million of expenses incurred in connection with the relocation of our team members in the impacted region, (iii) $1.1 million of donations made to humanitarian aid organizations to support initiatives related to humanitarian response efforts in the impacted region, primarily to Direct Relief International, a humanitarian aid organization, and (iv) $0.4 million of payments of one-time service award bonuses (and associated taxes) to certain of our team members paid in recognition of contributions made by such team members to our humanitarian response efforts in the impacted region.

21

UPWORK INC.
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended								
	June 30, 2021	September 30, 2021	December 31, 2021	March 31, 2022	June 30, 2022	September 30, 2022	December 31, 2022	March 31, 2023	June 30, 2023
Net Income (loss)	$ (16,538)	$ (9,311)	$ (22,556)	$(24,738)	$(23,820)	$ (24,827)	$ (16,500)	$ 17,167	$ (3,991)
Add back (deduct):									
Stock-based compensation expense	13,534	13,906	14,926	16,735	18,980	20,404	19,382	19,900	18,437
Depreciation	2,554	2,439	2,074	2,009	2,016	1,982	2,050	2,024	1,854
Interest expense	110	746	1,125	1,125	1,120	1,117	1,121	1,101	713
Other (income) expense, net [(1)]	17	222	(440)	(68)	(375)	(1,772)	(5,543)	(44,101)	(4,695)
Income tax provision	16	26	63	29	27	40	440	795	1,857
Other [(2)(3)(4)]	7,576	188	1,539	4,475	187	188	187	188	187
Adjusted EBITDA	$ 7,269	$ 8,216	$ (3,269)	$ (433)	$ (1,865)	$ (2,868)	$ 1,137	$ (2,926)	$ 14,362

[(1)] During the three months ended March 31, 2023, we recognized a gain on the early extinguishment of debt of $38.9 million, which is included in other (income) expense, net.

[(2)] For all periods presented, we incurred $0.2 million of expense related to our Tides Foundation warrant.

[(3)] During the three months ended March 31, 2022, in response to Russia's invasion of Ukraine, we incurred certain incremental expenses associated with our humanitarian response efforts. These expenses are not representative of our ongoing operations, and, as a result, we excluded these costs from adjusted EBITDA for the three months ended March 31, 2022. These expenses consisted of (i) $1.4 million of special one-time bonuses to our team members in the region impacted by Russia's invasion of Ukraine, (ii) $1.5 million of expenses incurred in connection with the relocation of our team members in the impacted region, (iii) $1.1 million of donations made to humanitarian aid organizations to support initiatives related to humanitarian response efforts in the impacted region, primarily to Direct Relief International, a humanitarian aid organization, and (iv) $0.4 million of payments of one-time service award bonuses (and associated taxes) to certain of our team members paid in recognition of contributions made by such team members to our humanitarian response efforts in the impacted region.

[(4)] During the three months ended June 30, 2021 and December 31, 2021, we incurred impairment charges of $7.4 million and $1.3 million, respectively.

22

Key Metric Definitions 23 Active Clients We define an Active Client as a client that has had spend activity on our work marketplace during the 12 months preceding the date of measurement. Virtual tokens needed by talent to bid on projects and paid promotional products on our work marketplace. Connects Adjusted EBITDA We define adjusted EBITDA as net income (loss) adjusted for: stock-based compensation expense; depreciation and amortization; interest expense; other (income) expense, net; income tax (benefit) provision; and, if applicable, certain other gains, losses, benefits, or charges that non-cash or are significant and are the result of isolated events or transactions that have not occurred frequently in the past and are not expected to occur regularly in the future. We define an Enterprise Client as a client that has entered into a contract for its use of our Upwork Enterprise offering. Enterprise Client Enterprise Revenue We define Enterprise Revenue as revenue from our Upwork Enterprise offering, including all client fees, subscriptions, and talent service fees. We define gross services volume, or GSV, as the the total amount that clients spend on both our marketplace offerings and our managed services offering as well as additional fees we charge to users for other services. Gross Services Volume (GSV) GSV per Active Client is calculated by dividing total GSV during the four quarters ended on the date of measurement by the number of active clients on the date of measurement. GSV per Active Client Marketplace Take Rate Marketplace take rate measures the correlation between marketplace revenue and marketplace GSV and is calculated by dividing marketplace revenue by marketplace GSV.

subside; the impact of new and existing laws and regulations; our ability to generate revenue from our marketplace offerings and the effects of fluctuations in our level of client spend retention; competition; challenges to contractor classification or employment status of talent on our work marketplace; the possibility that the market for talent and the services they offer will develop more slowly than we expect; user circumvention of our work marketplace; our ability to sell to large enterprise and clients with larger, longer-term independent talent needs; the success of our investments in our Enterprise sales organization and our related marketing efforts, and expectations for the ability for Enterprise sales to drive incremental revenue and GSV growth; changes in the amount and mix of services facilitated through our work marketplace from period to period; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; changes in our level of investment in sales and marketing, research and development, and general and administrative expenses, and our hiring plans for sales personnel; the market for information technology; the impact of increased use of artificial intelligence; future changes to our pricing model; payment and fraud risks, including our ability to reduce transaction losses; security breaches; privacy; litigation and related costs; changes in management; and other general market, political, economic, and business conditions. Ken Blanchard and Scott Blanchard About Upwork Upwork is the world’s largest2 work marketplace that connects businesses with independent talent from across the globe. We serve everyone from one-person startups to large, Fortune 100 enterprises with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our talent community earned over $3.8 billion on Upwork in 2022 across more than 10,000 skills in categories including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Twitter, Facebook, Instagram, and TikTok. Safe Harbor Statement This shareholder letter includes forward-looking statements. Forward-looking statements include all statements other than statements of historical fact, including any statements regarding our future operating results and financial position, including expected financial results for the third quarter and full year 2023, information or predictions concerning the future of our business or strategy, anticipated events and trends, potential growth or growth prospects, competitive position, technological and market trends, including artificial intelligence, industry environment, the economy, potential impacts as the COVID-19 pandemic continues to subside, and other future conditions. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this shareholder letter, and are subject to risks and uncertainties, including: the impact of challenging macroeconomic conditions on our business, including the impacts of any cost-saving measures that we implement as a result; our ability to attract and retain a community of talent and clients; our limited operating history under our current business strategy and pricing model; our focus on the long term and our investments in sustainable, profitable growth; our ability to develop and release new products and services, and develop and release successful enhancements, features, and modifications to our existing products and services; potential impacts as the COVID-19 pandemic continues to 24 Contact: Evan Barbosa Investor Relations investor@upwork.com (2) As measured by GSV.

Safe Harbor Statement Cont. Actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of future performance. Additionally, these forward-looking statements, particularly our guidance, involve risks, uncertainties, and assumptions, including those over which we have no control. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Accordingly, undue reliance should not be placed on the forward-looking statements in this shareholder letter. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the three months ended March 31, 2023, filed with the SEC on May 3, 2023, and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2023, when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. 25

(a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; (c) tax payments that may represent a reduction in cash available to us; (d) expense related to our common stock warrant issued to the Tides Foundation, which is recurring and will be reflected in our financial results for the foreseeable future; or (e) certain incremental expenses associated with our humanitarian response efforts in response to the war in Ukraine, as these expenses are not representative of our ongoing operations. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. Reconciliations of these non-GAAP measures to their most directly comparable GAAP financial measures have been provided in the financial statement tables included in this shareholder letter, and investors are encouraged to review the reconciliations and not rely on any single financial measure to evaluate our business. Non-GAAP Financial Measures To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue (and as a percentage of revenue), non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating expenses (total and each line item, and total and each non-GAAP operating expense item as a percentage of revenue), non-GAAP income (loss) from operations, non-GAAP net income (loss) (and on a per share basis), and adjusted EBITDA in this shareholder letter. We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest expense, other (income) expense, net; income tax (benefit) provision; and, if applicable, certain other gains, losses, benefits, or charges that non-cash or are significant and are the result of isolated events or transactions that have not occurred frequently in the past and are not expected to occur regularly in the future. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: 26